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                                                                    Exhibit 10.6

                       SCHEDULING AND SETTLEMENT AGREEMENT
                                 BY AND BETWEEN

                   NEW YORK STATE ELECTRIC & GAS CORPORATION,
                          AES CREATIVE RESOURCES, L.P.,
                          AES EASTERN ENERGY, L.P., AND

                         EME HOMER CITY GENERATION L.P.
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                                TABLE OF CONTENTS
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SECTION 1 - Factual Recitals...............................................
SECTION 2 - Definitions....................................................
SECTION 3 - Term and Termination...........................................
SECTION 4 - Scheduling and Operations......................................

    4.1     Owner's Responsibilities.......................................
    4.2     NYSEG's Responsibilities.......................................
    4.3     Scheduling Procedure...........................................
                  4.3.1    Transfer of Data................................

SECTION 5 - Owner-Specific Inadvertent Energy Interchange..................
    5.1     Inadvertent Energy Interchange.................................
    5.2     Aggregate Inadvertent Energy Interchange.......................
    5.3     Settlement of AIEI.............................................
    5.4     Account Closeout at Commencement of NYISO Operations...........

SECTION 6 - Settlement of NYPP Energy Revenues and Charges.................
    6.1      Parties' Responsibilities.....................................
    6.2      Calculation and Tracking of Billing Units.....................
    6.3      Settlement of Energy Revenues and Charges.....................
    6.4      Hourly Correction.............................................

SECTION 7 - Operating Capacity Charges and Payments........................
    7.4      Calculation of Operating Capacity Billing Units...............
    7.5      Allocation of Operating Capacity Revenues and Charges.........

SECTION 8 - Other Charges..................................................
    8.1      Control Performance System ("CPS") Payments...................
    8.2      Gross Receipts Tax............................................
    8.3      Other Charges.................................................
    8.4      Service Charge................................................

SECTION 9 - Billing and Payment............................................
SECTION 10 - Confidentiality...............................................

   10.1     Confidentiality of NYSEG.......................................
   10.2     Confidentiality of Owners......................................
   10.3     Confidentiality of Audits......................................
   10.4     Remedies.......................................................
SECTION 11 - Events of Default.............................................
SECTION 12 - Party's Indemnification.......................................

   12.1     Owners' Responsibility To Indemnify NYSEG......................   34
   12.2     NYSEG's Responsibility To Indemnify Owners.....................
   12.3     Indemnification Procedures.....................................
   12.4     Survival.......................................................
SECTION 13 - Creditworthiness..............................................
SECTION 14 - Force Majeure.................................................
SECTION 15 - Labor Relations...............................................
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SECTION 16 - Dispute Resolution.............................................
SECTION 17 - Representations................................................

    17.1     Representations of NYSEG.......................................
             17.1.1   Organization..........................................

             17.1.2   Authority Relative to this Agreement..................

             17.1.3   Regulatory Approval...................................

             17.1.4   Compliance With Law...................................

    17.2     Representations of AES.........................................
             17.2.1   Organization..........................................

             17.2.2   Authority Relative to this Agreement..................

             17.2.3   Regulatory Approval...................................

             17.2.4   Compliance With Law...................................

    17.3     Representations of EME.........................................
             17.3.1   Organization..........................................

             17.3.2   Authority Relative to this Agreement..................

             17.3.3   Regulatory Approval...................................

             17.3.4   Compliance With Law...................................

SECTION 18 - Assignment/Change in Corporate Identity........................
SECTION 19 - Subcontractors.................................................
SECTION 20 - Independent Contractor Status..................................
SECTION 21 - Limitation of Liability........................................
SECTION 22 - Notices........................................................
SECTION 23 - Headings.......................................................
SECTION 24 - Waiver.........................................................
SECTION 25 - Counterparts...................................................
SECTION 26 - Governing Law..................................................

      26.1   Laws and Regulations...........................................
SECTION 27 - Severability...................................................
SECTION 28 - Amendment......................................................
SECTION 29 - Entire Agreement...............................................
SECTION 30 - No Third Party Beneficiaries...................................
SECTION 31 - Further Assurances.............................................
APPENDIX A - DAILY SCHEDULING INFORMATION...................................
APPENDIX B - NYPP DATA REQUIREMENTS FOR EACH UNIT...........................
APPENDIX C - INFORMATION PROVIDED TO OWNER(S)...............................
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Scheduling and Settlement Agreement
-----------------------------------

         This Scheduling and Settlement Agreement ("Agreement"), dated as of March 18, 1999, is entered into by and among New York State Electric & Gas Corporation ("NYSEG"), a New York corporation with an office for the transaction of business at Corporate Drive, Kirkwood Industrial Park, Binghamton, New York 13902-5225, EME Homer City Generation L.P. ("EME"), a Pennsylvania limited partnership with a principal place of business at 18101 Von Karman Ave., Suite 1700, Irvine, California 92612-1046, and AES Eastern Energy, L.P., and AES Creative Resources, L.P. (collectively, "AES"), each a Delaware limited partnership with a principal place of business located at 1001 North 19th Street, Arlington, VA 22209. AES and EME shall each be referred to as an "Owner," and collectively, they shall be referred to as the "Owners." AES, EME, and NYSEG shall individually be referred to as a "Party," and collectively, they shall be referred to as the "Parties."

SECTION 1 - FACTUAL RECITALS

         1. NYSEG, NGE Generation, Inc. ("NGE"), an affiliate of NYSEG, and AES NY, L.L.C. entered into an Asset Purchase Agreement ("AES APA") dated as of August 3, 1998, for the sale of NGE's fossil-fired generating facilities located in the State of New York, and associated assets and liabilities, to AES NY, L.L.C. AES N.Y., L.L.C. assigned certain of its rights and obligations under the AES APA to AES Creative Resources, L.P., and AES Eastern Energy, L.P.

         2. NYSEG, NGE, Pennsylvania Electric Company ("Penelec"), and Mission Energy Westside, Inc. entered into an Asset Purchase Agreement ("MEW APA") dated as of August 1, 1998, for the sale of NGE's respective interests in the Homer City Generating Station located in Indiana County, Pennsylvania, and associated assets and liabilities, to Mission Energy Westside, Inc. Pursuant to an Assignment and Assumption Agreement dated as of November 6, 1998, Mission Energy Westside, Inc. assigned its rights and obligations under the MEW APA to EME.

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         3. Mission Energy Westside, Inc. executed an Interconnection Agreement with NYSEG dated as of August 1, 1998 ("MEW IA"). AES NY, L.L.C. executed an Interconnection Agreement with NYSEG dated as of August 3, 1998 ("AES IA") and assigned to AES Creative Resources, L.P. and AES Eastern Energy, L.P. The AES IA and MEW IA are collectively referred to as the "Interconnection Agreements."

         4. The Interconnection Agreements provide that each Owner will schedule its transactions, supplied from the generators purchased in whole or in part from NGE to the extent such generators are considered part of the New York control area, with the New York Power Pool ("NYPP") or the New York Independent System Operator ("NYISO") through NYSEG and comply with NYPP or NYISO scheduling requirements until (a) the Owner can schedule and settle directly with the NYPP or NYISO, or (b) the Real-Time Market has been in operation for six (6) months, or (c) by mutual agreement of NYSEG and an Owner, whichever occurs first. NYPP will consider transaction schedules and energy purchases and sales made by the Owners, pursuant to this Agreement, as transactions with NYSEG. During the period that the Owners are scheduling through NYSEG, the Interconnection Agreements require that deviations between scheduled transaction amounts and generator output be settled monthly pursuant to mutually agreeable procedures. The Parties have agreed to execute this Agreement to establish the process that NYSEG and the Owners will use to submit transaction schedules, coordinate inadvertent energy interchange, and settle accounts, with respect to the generation facilities described above, with NYPP.

         NYSEG shall function as an agent for the Owners to schedule and settle Owner transactions through the NYPP. Each Party to this Agreement has a market-based rate tariff on file with the Federal Energy Regulatory Commission. To the extent that any Party sells energy to any other Party pursuant to this Agreement, the Parties agree that this Agreement sets forth all terms and conditions pursuant to which said sales shall occur under each Party's market based rate authorization.

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SECTION 2 - DEFINITIONS

         In addition to the terms defined elsewhere in this Agreement, when used with initial capitalization, whether singular or plural, the following terms shall have the meanings set forth below. Any term used in this Agreement that is not defined herein shall have the meaning customarily attributed to such term by the electric utility industry in New York. All cross-references in this Agreement to a Section or Appendix shall be to a Section or Appendix of this Agreement unless otherwise stated.

         - "Abnormal Conditions" shall mean any operating condition not reasonably foreseeable by an Owner that requires that Owner to reduce the output of or take off-line one or more of that Owner's Generator Units.

         - "AES" shall mean AES Creative Resources, L.P., and AES Eastern Energy, L.P.

         - "AES APA" shall mean the Asset Purchase Agreement entered into by NYSEG, NGE, and AES NY, L.L.C., dated as of August 3, 1998, as amended or supplemented from time to time.

         - "Aggregated Inadvertent Energy Interchange" or "AIEI" shall mean a running total of the algebraic sum of the IEIs, differentiated by On-Peak and Off-Peak hours, of all of the Generators owned by a specific Owner.

         - "Base Point Signal" or "BPS" shall mean electronic signals sent by the NYPP and ultimately received by Generators specifying the scheduled MW output for each Generator Unit. BPS directing Generators to vary output to meet submitted schedules and emergency requests for energy are sent on average every five (5) minutes.

         - "Business Day" shall mean any day of the week other than Saturday, Sunday, and holidays recognized by NYPP. When an Owner enters into a transaction to sell Energy or Operating Capacity or both for delivery into a control area other than the New York control area, Business Day shall also not mean holidays recognized by the operator of that control area.

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         - "Desired Generation Signal" or "DGS" shall mean signals sent by NYSEG to AES' Generators that NYSEG develops by combining each Unit's BPS with that Unit's share of AES' regulation requirement to the extent that Unit is supplying regulation.

         - "Economy Dispatch Control Limits" or "EDC Limits" shall mean the limits, set by the Owners or NYSEG, beyond which a Generator is not willing to be dispatched.

         - "EDC-Hi Limit" shall mean the upper EDC Limit.

         - "EDC-Low Limit" shall mean the lower EDC Limit.

         - "Energy" shall mean three phase, 60 cycle, electricity, measured in units of MWh, that is purchased, sold, or otherwise scheduled by the Parties in accordance with this Agreement.

         - "Energy Control Center" or "ECC" shall mean NYSEG's Energy Control Center and staff located at 4500 Vestal Parkway East, Vestal, NY.

         - "Generator" shall mean, in the case of AES, one or more of the following generating stations: Milliken, Goudey, Greenidge, Kintigh, Hickling and Jennison; and in the case of EME, that share of the Homer City Generating Station that is recognized by the NYPP as being subject to its scheduling requirements. Generator shall also refer to all of the Units located on the site of that Generator.

         - "Generator Availability" shall mean whether a Generator is on-line and able to supply Energy.

         - "Generator Unit Loading" shall mean a Generator's hourly output, measured in MWh/h.

         - "Good Utility Practice" shall mean any of the applicable practices, methods, and acts:

         (a) required by NERC, NPCC, NYPP, New York State Reliability Council, the System Operator, NYISO, FERC, NYPSC, OSHA, or the successor of any of them, whether or not the Party whose conduct is at issue is a member thereof;

         (b) required by the policies and standards of NYSEG relating to Emergencies or Abnormal Conditions;

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         (c)      set forth in NYSEG's Bulletin 86-01 as the same may be amended or supplemented from time to time; or

         (d) otherwise engaged in or approved by a significant portion of the electric generation, transmission, and distribution industry in the region during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision is made, could be expected to accomplish the desired result at a reasonable cost consistent with law, regulation, good business practices, reliability, safety, and efficiency. Good Utility Practice is not limited to the optimum practice, method or act to the exclusion of all others, but rather to practices, methods or acts generally accepted by the electric generation, transmission, and distribution industry in the region.

         - "Inadvertent Energy Interchange" or "IEI" shall mean the difference, in each hour, between the BPS developed by the NYPP for a Generator Unit and the actual Generator unit output (including variations in a Generator Unit's output level caused by a Generator Unit's response to automatic generation control signals to provide regulation and requests for Reserve Pick-up), differentiated by On-Peak and Off-Peak hours. The Energy deficit or surplus that results when an Owner intentionally under-schedules or over-schedules transaction(s) beyond its actual generation output is not considered to be IEI and shall not be paid back through settlement of like-in-kind Energy but shall be settled as a sale or purchase as described in Section 6. NYSEG will not have its own separate IEI accounts but will participate in the settlement of the Owner's accounts.

         - "Interconnection Agreements" shall mean the Interconnection Agreement executed by Mission Energy Westside, Inc. with NYSEG dated as of August 1, 1998 ("MEW IA") and the Interconnection Agreement executed by AES NY, L.L.C. with NYSEG dated as of August 3, 1998 ("AES IA").

         - "MEW APA" shall mean Asset Purchase Agreement entered into by NYSEG, NGE Generation, Inc. ("NGE"), an affiliate of NYSEG, Pennsylvania Electric Company, and Mission Energy Westside, Inc., dated as of August 1, 1998, as amended.

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         - "New York Independent System Operator" or "NYISO" shall mean the not-for-profit corporation established to function as the system operator for the New York transmission system.

         - "New York Power Pool" or "NYPP" shall mean an organization established by agreement (the "New York Power Pool Agreement") made as of July 21, 1966, and amended as of July 16, 1991, by and among Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc., Long Island Lighting Company, New York State Electric & Gas Corporation, Niagara Mohawk Power Corporation, Orange and Rockland Utilities, Inc., Rochester Gas and Electric Corporation, and the Power Authority of the State of New York.

         - "Off-Peak hours" or "Off-Peak Period" shall mean the hours between 11:00 p.m. and 7:00 a.m., prevailing eastern time, Monday through Friday, and all day Saturday and Sunday, and NERC-defined holidays, or as otherwise decided by NYPP.

         - "On-Peak hours" or "On-Peak Period" shall mean the hours between 7:00 a.m. and 11:00 p.m. inclusive, prevailing eastern time, Monday through Friday, except for NERC-defined holidays, or as otherwise decided by NYPP.

         - "Operating Capacity" shall mean the maximum generation, measured in MW, that can be sustained over a four (4) hour period under prevailing conditions.

         - "Operational Low Limit" shall mean the minimum level of generation, measured in MW, that a Unit can sustain for an eight (8) hour period based on physical constraints.

         - "Operational High Limit" shall mean the highest output level, measured in MW, in light of the operational conditions then existing, at which a Generator Unit can safely operate for a sustained period of time consistent with Good Utility Practice.

         - "Owners" shall mean EME Homer City Generation L.P. and AES. AES Eastern Energy, L.P. and AES Creative Resources, L.P. shall be considered to be a single Owner.

         - "Parties" shall mean the Owners and NYSEG.

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         - "Point of Interconnection" or "POI" shall mean that point on the transmission system where each Generator interconnects with NYSEG's system as set forth in the Interconnection Agreements.

         - "Real-Time Market" shall have the meaning provided in the December 19, 1997 Supplemental Filing to the Comprehensive Proposal to Restructure the New York Wholesale Electric Market in FERC Docket Nos. ER97-1523-000, OA97-470-000, and ER97 4234-000, as that term may be amended or supplemented from time to time.

         - "Reserve Pick-up" shall mean a NYPP request for emergency energy made to a Generator to offset a sudden, unexpected, loss of transmission capability or generation capacity or energy on the system.

         - "Transaction Schedule" or "TS" shall mean the schedule submitted by an Owner listing the information described Appendix A.

         - "Unit Response Rate" shall mean the rate at which NYPP may request that a Generator Unit's output be increased or decreased. Unit specific values for Unit Response Rate are calculated in accordance with NYPP Procedure MP-15.

         - "Unit" shall mean any one of the individual generating units located at the site of a specific Generator.

SECTION 3 - TERM AND TERMINATION

         3.1 Subject to Section 13, this Agreement shall become effective, as to each Owner, on the date that the Owner takes title to the Generator(s) it purchased from NGE, NYSEG and/or Pennelec (the "Transfer Date" as to that Owner). Each Owner may have a different Transfer Date.

         3.2 This Agreement shall terminate as to an Owner on the earlier of the date (a) that Owner is able to send and receive information necessary to schedule transactions with the New York Power Pool, and schedules and settles directly with NYPP, or (b) upon which the Real-


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Time Market commences operation, or (c) NYSEG and an Owner mutually consent to terminate this Agreement. This Agreement may terminate as to different Owners on different dates.

SECTION 4 - SCHEDULING AND OPERATIONS

         4.1 Owner's Responsibilities.

                  4.1.1 Each Owner shall provide NYSEG with the information identified in Appendix A, including without limitation EDC-Hi and EDC-Low Limits, Transaction Schedules, Generator Unit schedules, points of receipt and points of delivery, and NERC tag numbers, according to the schedule and via the method listed in Appendix A.

                  4.1.2 Each Owner shall submit only Transaction Schedules for an amount in the aggregate that is between (a) the sum of its Generators' Operational High Limits, and (b) the sum of its Generators' Operational Low Limits.

                  4.1.3 Each Owner shall set its Generator's EDC-Hi and EDC-Low Limits between (a) that Generator's Operational High Limit, and (b) that Generator's Operational Low Limit.

                  4.1.4 Each Owner shall submit only Transaction Schedules for an amount in the aggregate that is between (a) the sum of its Generators' EDC-Hi Limits, and (b) the sum of its Generators' EDC-Low Limits. If, during the course of a transaction, an Owner's Transaction Schedule(s) or Generators' EDC-Hi or EDC-Low Limits change such that the aggregate amount of the Transaction Schedules is no longer between the sum of its Generator's EDC-Hi and EDC-Low Limits, the Owner shall:

                           (a) if the amount is above the upper limit, raise the EDC-Hi Limits to the Generator's respective Operational Hi-Limit or reduce its TS or a combination of the two; or

                           (b) if the amount is below the lower limit, lower the EDC-Low Limits to the Generator's respective Operational Low Limit or increase its TS or a combination of the two;

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until the conditions established in Sections 4.1.2 and 4.1.3 are met, all as described in Section 4.3.

                  4.1.5 Each Owner may change a Generator's EDC Limits no more frequently than once per clock hour, except if the change is required to accommodate a non-economic change to a Unit's operating conditions or comply with the provisions in Section 4.1.4.

                  4.1.6 AES shall operate its Generator(s) to respond to the Desired Generation Signals that it receives from the ECC. EME shall operate its Generator(s) to respond to directives communicated by telephone from the ECC. An Owner shall not intentionally deviate from its DGS or directives, as applicable.

                  4.1.7 Each Owner shall comply with NYPP requests for emergency energy, including requests for Reserve Pick-up.

                  4.1.8 RESERVED.

                  4.1.9 Each Owner shall be responsible to take all actions necessary to arrange for transmission service and related services required to support its transactions, including without limitation, reserving transmission service utilizing each relevant transmission provider's OASIS, acquiring a NERC tag number, submitting Transaction Schedules, and complying with the requirements in the transmission provider's open-access transmission tariff.

                  4.1.10 Each Owner shall designate a single entity that will:
(i) send and receive all communications to and from NYSEG; (ii) settle IEI for all of the Owner's Generators; and (iii) pay charges and receive revenues associated with that Owner's purchases and sales of Energy and Operating Capacity under this Agreement. Designation of such entity by an Owner shall not relieve that Owner of its obligations and liabilities under this Agreement.

         4.2 NYSEG's Responsibilities.

                  4.2.1 NYSEG shall transmit to Generators located in New York State DGS that are between (a) the EDC-Hi Limit for that Generator provided to NYSEG by the Generator's Owner, and (b) the EDC-Low Limit for that Generator provided to NYSEG by the Generator's Owner.

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                  4.2.2 NYSEG shall act in good faith and in a reasonable manner to communicate the information required to be communicated by this Agreement between the Owner(s) and NYPP. If an Owner requests that NYSEG communicate such information and either NYSEG is unsuccessful in communicating that information to NYPP or NYPP informs NYSEG that it will not accept that information, NYSEG shall notify that Owner within a reasonable period so that the Owner may make alternative arrangements in a timely manner.

                  4.2.3 NYSEG shall, as agent for the Owners, arrange for the sale or purchase or both of Energy or Operating Capacity or both in accordance with this Agreement. Any such Energy or Operating Capacity sold or purchased by NYSEG for an Owner shall be sold or purchased for the account of that Owner, and that Owner shall, in the case of a sale, transfer title to that Energy or Operating Capacity directly to the buyer, and, in the case of a purchase, receive title to that Energy or Operating Capacity directly from the seller, such that NYSEG does not take title to that Energy or Operating Capacity. NYSEG's responsibility as agent for each Owner shall be limited to the transactions described above in this Section 4.2.3.

                  4.2.4 NYSEG shall provide each Owner with the information identified in Appendix C according to the schedule and via the method specified in Appendix C.

         4.3 Scheduling Procedure.

                  4.3.1 Transfer of Data.

                           (a) No later than 11:00 AM each day, each Owner shall provide NYSEG with the information required in Appendix A for the next Business Day. A schedule submitted for the next Business Day (1) will start at 0000 hours the day after the day on which the schedule is submitted and (2) will end at 2400 on that Business Day. If one or more non-Business Days intervene between the date the schedule is submitted and the next Business Day, each Owner shall also submit a schedule for each of the intervening non-Business Days.

                           (b) Each Owner shall provide the data described in Appendix B on or before its respective Transfer Date as described in Section 3.1 and no later than one (1) Business Day prior to the date upon which an Owner implements a change to said data.



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                           (c)      All times referred to in this Section 4.3.1
                                    shall be the prevailing eastern time.

                  4.3.2 Each Owner shall notify NYSEG as soon as reasonably practicable of any changes to its TS(s), Generator Unit Loading or Generator Availability.

                  4.3.3 An Owner may submit a schedule change for a transaction in the next hour no later then 40 minutes prior to the beginning of the next hour ("Minimum Notice").

                  4.3.4 If the sum of the EDC-Hi Limits of all of an Owner's Generators is less than the Energy required to be sold under the Owner's TS, and the EDC-Hi Limits may reasonably be raised, then the Owner shall direct NYSEG to raise the EDC-Hi Limits for any or all of its Generators to aggregate levels greater than or equal to the lesser of the aggregate of the Generators' Operational High Limits or the TS, but in no event greater than the aggregate of the Operational High Limits. If the Owner cannot reasonably raise Generator EDC-Hi Limits or decides not to raise the EDC-Hi Limits, the Owner shall submit a schedule change to cut or reduce the TS amount to an amount less than or equal to the aggregate EDC-Hi Limits. Unless otherwise agreed by NYSEG, a schedule change must comply with all schedule change requirements including the Minimum Notice requirement.

                  4.3.5 If the sum of the EDC-Low Limits of all of an Owner's Generators is greater than the Energy required to be sold under the Owner's TS, and the EDC-Low Limits may reasonably be lowered, then the Owner shall direct NYSEG to lower the EDC-Low Limits for any or all of its Generators to a level less than or equal to the higher of the aggregate of the Generators' Operational Low-Limits or the TS amount, but in no event less than the aggregate of the Operational Low Limits. If the Owner cannot reasonably lower Generator EDC-Low Limits or decides not to lower the limits, the Owner shall submit a schedule change to increase the TS amount to an amount greater than or equal to the aggregate of the EDC-Low Limits. Unless otherwise excepted by NYSEG, a schedule change must comply with all schedule change requirements including the Minimum Notice requirement.

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                  4.3.6 During Abnormal Conditions, an Owner may submit a
schedule change that does not comply with the Minimum Notice requirement. NYSEG shall exercise good faith to communicate the change request to NYPP.

SECTION 5 - OWNER-SPECIFIC INADVERTENT ENERGY INTERCHANGE

         NYSEG shall calculate and track each Generator's IEI and each Owner's AIEI, and initiate settlement, all as described below.

         5.1 Inadvertent Energy Interchange.

                  5.1.1 NYSEG shall calculate the IEI during On-Peak and Off-Peak hours for each Generator in each hour as follows:


                  IEI = GENERATOR METERED OUTPUT - INTEGRATED BPS

                  Where:

                  IEI is Inadvertent Energy Interchange. IEI may be positive (a Unit operates at a level above the BPS) or negative (a Unit operates at a level below the BPS).

                  INTEGRATED BPS is the time-weighted Generator BPS in an hour, as calculated by NYSEG, based on data it receives from NYPP.

                  GENERATOR METERED OUTPUT is an amount (a) determined by NYSEG based on readings of the Generator's output meter each hour, and (b) for AES' Generators only, corrected for losses, in accordance with the AES IA.

                  5.1.2 NYSEG shall track each Generator's On-Peak and Off-Peak IEI in a separate account.

         5.2 Aggregate Inadvertent Energy Interchange.

                  5.2.1 NYSEG shall calculate the AIEI during On-Peak and Off-Peak hours for each Owner and keep a running total in separate accounts.

                  5.2.2 NYSEG shall initiate AIEI settlement in accordance with
Section 5.3.

         5.3      Settlement of AIEI.

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                  5.3.1 Each Owner shall settle its On-Peak or Off-Peak AIEI account when that Owner's accounts reaches a negative or positive amount of 500 MWh, or such other amount mutually agreed to by that Owner and NYSEG.

                  5.3.2 If NYSEG requires settlement, then the following scheduling procedures apply:

                           (a) If the Owner's AIEI account is negative, the Owner shall schedule and deliver Energy to NYSEG at the POI designated by NYSEG, other than the Kintigh Generating Station, and at no cost to NYSEG to settle its AIEI account in consecutive On-Peak or Off-Peak hours, as appropriate, until the balance is zero. Absent the mutual agreement of the Owner and NYSEG, NYSEG shall designate a settlement rate from one (1) MWh/h to ten (10) MWh/h. The Owner and NYSEG may mutually agree to a higher settlement rate case-by-case.

                           (b) If the Owner's AIEI account is positive, NYSEG shall schedule and deliver Energy to Owner at the POI designated by Owner, other than the Kintigh Generating Station, and at no cost to that Owner to settle its AIEI account in consecutive On-Peak or Off-Peak hours, as appropriate, until the balance is zero. NYSEG may use any energy resource available to supply the Energy including without limitation: (i) purchases from NYPP, non-utility generators and other third parties; (ii) Energy generated by NYSEG's generating facilities; and (iii) Energy acquired from an Owner.

         5.4 Account Closeout at Commencement of NYISO Operations.

         At the commencement of NYISO operations, NYSEG shall schedule each Owner's outstanding AIEI account balance to be settled regardless of the amount in each account.

                  5.4.1 NYSEG shall submit the Transaction Schedules to settle the accounts to the NYISO as bilateral transactions, consistent with the criteria established in Section 5.3, among the Parties in accordance with the NYISO Tariff.

                  5.4.2 All fees and charges imposed by a third party, including without limitation the NYISO or the NYPP, which are incurred by NYSEG, that are associated with the scheduling and administration of the bilateral transactions will be passed through to the Owner for whom NYSEG is submitting the TS.

                  5.4.3 Each Owner or NYSEG shall schedule and deliver Energy to NYSEG or an Owner(s), as appropriate, at a POI(s) designated by NYSEG and at no cost to NYSEG or the Owner(s) to settle its outstanding AIEI account balances in consecutive On-Peak or Off-Peak hours, as appropriate, until the balance is zero.

SECTION 6 - SETTLEMENT OF NYPP ENERGY REVENUES AND CHARGES

         6.1 Parties' Responsibilities.

                  6.1.1 NYSEG shall allocate among the Parties all costs incurred and all revenues received by NYSEG, for Energy transactions with NYPP or the other Parties conducted under this Agreement ("Energy Revenues and Charges"), as described in Section 4, according to each Party's contribution to the transactions, as described in this Section 6.

                  6.1.2 All settlements of Energy Revenues and Charges among the Parties will be made in accordance with the procedures described in this Section 6 and Section 9.

                  6.1.3 All settlements with NYPP will be made by NYSEG in accordance with the NYPP Agreement and NYPP rules and procedures.

                  6.1.4 Each Owner shall make payments to NYSEG when due in accordance with Section 9. NYSEG shall make payments to each Owner when due in accordance with Section 9.

                  6.1.5 If any Party, sixty (60) days after the latest Transfer Date described in Section 3.1, and every sixty (60) days thereafter during the term of this Agreement, reasonably concludes that the settlement formulae provided in Section 6 do not accurately or fairly allocate costs and revenues among the Parties proportionate to the Party's transactions, the Parties hereby agree to negotiate in good faith to modify the formulae. To be effective, modification of existing formulae requires the mutual agreement of all Parties. During such negotiations, the existing formulae shall remain in effect. If the existing formulae are ultimately modified, the costs and revenues that were allocated prior to the date such modifications were accepted shall not be subject to correction or true-up. A Party requesting formulae modification shall provide the other Parties with written notice at least fifteen (15) days prior to date described above upon which negotiations would commence.

         6.2 Calculation and Tracking of Billing Units.

                  6.2.1 NYSEG shall determine each Owner's billing units, in MWh, for each hour in each billing month, as follows:

                  (a) NYSEG shall calculate the billing units for each Generator ("Generator billing units").

                           (i) The calculation of each Generator's billing units shall be based on the integration of the Generator's BPS signals that NYSEG receives from NYPP, applicable each hour. NYSEG shall not consider a Generator's metered output when calculating Generator billing units.

                           (ii) NYSEG shall calculate Generator billing units for Energy bought by each Owner ("EBuy") and Energy sold by each Owner ("ESell") utilizing the following equations:

                  EBUY = IBPS - TSA (if negative, or zero if positive); and

                  ESELL = IBPS - TSA (if positive, or zero if negative).

                  Where:

                  EBUY shall mean the amount of Energy, measured in MWh, purchased pursuant to this Agreement by a Party in a specific hour during a billing month, as calculated by NYSEG.

                  ESELL shall mean the amount of Energy, measured in MWh, sold pursuant to this Agreement by a Party in a specific hour, as calculated by NYSEG.

                  IBPS is an amount equal to the integration of BPS signals transmitted during a specific hour for a specific Generator.


                  TSA is the amount of Energy, measured in MWh, sold from a specific Generator, during a specific hour as designated in the Transaction Schedule.

                  (b) NYSEG shall calculate the billing units for each Owner by aggregating the Generator billing units calculated in Section 6.2.1(a), of all of an Owner's Generator(s), for the billing month.

                  6.2.2 NYSEG shall calculate billing units associated with NYSEG's sales and purchase(s), in MWh, for each hour in each billing month, using the following equation:

                  TRANSACTION = NYSEG RESOURCES - TS SELL - RETAIL LOAD

                  Where:

                  NYSEG RESOURCES is the sum, measured in MWh as calculated by NYSEG, in a specific hour in a billing month, of (a) the output of non-utility generators (excluding station service) under contract with NYSEG to supply energy, (b) the output of generators owned or operated, in whole or in part, by NYSEG, and (c) the energy associated with NYSEG's wholesale purchases of energy from other entities.

                  TS SELL is the sum, measured in MWh as calculated by NYSEG, in a specific hour in a billing month, of wholesale energy sales made by NYSEG.

                  RETAIL LOAD is the sum, measured in MWh as calculated by NYSEG, in a specific hour in a billing month, of retail energy sales made by NYSEG.

                  TRANSACTION is the amount, in MWh, in a specific hour in a billing month, either (a) purchased, if the amount is negative ("NYSEG Buy"), or (b) sold, if the amount is positive ("NYSEG Sell"), by NYSEG in that hour.

         6.3 Settlement of Energy Revenues and Charges.

         NYSEG shall allocate the Energy Revenues and Charges among the Parties utilizing the following PROCEDURE:

                  6.3.1 When the aggregate amount of Energy, measured in MWh and determined by NYPP, that the Parties purchase from NYPP in a specific hour during a billing month ("PBuy") is less than or equal to the amount of Energy, measured in MWh and determined by

NYPP, that the Parties sell to NYPP, in an amount greater than zero, in a specific hour during a billing month ("PSell"), then NYSEG will calculate each Party's share of the Energy Revenues and Charges for that hour in the following order:

         (a) NYSEG shall allocate the cost charged by NYPP for the Energy purchased by the Parties in each hour of the billing month ("PBuy Charge") among the Parties as follows:

                  (i) Where PBuy and TEBuy are greater than zero, NYSEG will allocate this PBuy Charge to each of the Parties based on the following formula:

                  PBUY CHARGE X (EBUY/TEBUY)

                  where:

                  EBUY is the Energy bought from NYPP by a Party in that hour.

                  TEBUY shall mean the total amount of Energy, measured in MWh, bought by all Parties in a specific hour in a billing month, as calculated by NYSEG. TEBuy is the sum of each Parties' EBuy in the same hour.

                  PBUY CHARGE shall mean the charge, measured in dollars, owed by NYSEG to NYPP for PBuy in a specific hour during a billing month, as provided by NYPP.

                  (ii) Each Party shall pay to NYSEG the amount calculated in the preceding Section 6.3.1(a)(i).

                  (iii) Where TEBuy minus PBuy is greater than zero, NYSEG will allocate the difference, in MWh, (the "EBuy Remainder") to each of the Parties in accordance with the following formula and clear the difference as a sale of Energy as described in Section 6.3.1(b).

                           EBUY RS = EBUY REMAINDER X (EBUY/TEBUY)
                           Where:

                           EBUY RS is the proportion of the EBuy Remainder credited to that Party.

                  (iv) Where PBuy is greater than zero (the NYPP recognized a purchase of Energy) but TEBuy equals zero (the billing determinants calculated by NYSEG for each Owner do not indicate that the

                           Parties purchased Energy from NYPP), NYSEG will allocate PBuy Charge (as "RC") as described in
                           Section 6.3.1(b)(i).

         (b) NYSEG shall allocate the revenues paid by NYPP for the Energy sold by the Parties in each hour of the billing month ("PSell Revenue") and any charge remaining from Section 6.1.3.(a)(iv) (previous section) among the Parties as follows:

                  (i) Each Party's share shall be calculated utilizing the following equation:

         (PSELL REVENUE - RC) X (ESELL - EBUY RS)/(TESELL - EBUY REMAINDER)

         Where:

         RC is the remaining charge, if any, described in Section 6.3.1(a)(iv).

         PSELL REVENUE is the revenue, measured in dollars, paid by NYPP to NYSEG for PSell in a specific hour in a billing month, and is provided by NYPP.

         TESELL shall mean the total amount of Energy, measured in MWh, sold by all Parties in a specific hour, as calculated by NYSEG. TESell is the sum of each Parties' ESell in the same hour.

                  (ii) Each Party shall if the amount calculated in Section 6.3.1(b)(i) is (1) less than zero, pay that amount to NYSEG; or (2) greater than zero, receive that amount from NYSEG.

         6.3.2 When PBuy is greater than PSell, then NYSEG will calculate each Party's share of the Energy Revenues and Charges in the following order:

         (a) NYSEG shall allocate PSell Revenue among the Parties as follows:

                  (i) Where PSell and TESell are greater than zero, NYSEG will allocate PSell Revenue to the Parties based on the following formula:

                  PSELL REVENUE X (ESELL)/(TESELL)

                  (ii) If TESell minus PSell is greater than zero, the difference, in MWh, (the "ESell Remainder") will be allocated to each of the Parties and cleared as a purchase of Energy as described in Section 6.3.2(b).

                           ESELL RS = ESELL REMAINDER X (ESELL/TESELL)

                           Where:

                           ESELL RS is the proportion of the EBuy Remainder credited to that Party.

                           (iii) Where PSell is greater than zero (the NYPP recognized a sale of Energy from the NYPP) but TESell equals zero (the billing determinants calculated by NYSEG for each Owner do not indicate that a sale was made), NYSEG will allocate PSell Revenue (as "RR") as described in Section 6.3.2(b).

                  (b) NYSEG shall allocate PBuy Charge and any revenue remaining from Section 6.3.2(a)(iii) among the Parties as follows:

                           (i) Each Party's share shall be calculated utilizing the following equation:

(PBUY CHARGE - RR) X (EBUY - ESELL RS)/(TEBUY - ESELL REMAINDER)

Where: RR is the remaining revenue, if any, described in Section 6.3.2(a)(iii).

                           (ii) Each Party shall, if the amount calculated in Section 6.3.2(b)(i) is (1) less than zero, receive that amount from NYSEG; or (2) greater than zero, pay that amount to NYSEG.

         6.3.3 If PBuy and PSell both equal zero, then NYSEG shall calculate an average rate ("RAVG") for the preceding four (4) hours in the same period, in units of dollars per MWh, to be paid by purchasers, for purchases of Energy from the other Party(s), to the seller of that Energy, as follows:

         RAVG = (R1 + R2 + R3 + R4) / 4

 Where:

         R1 = (PBuy Revenue + PSell Revenue)/(PBuy + PSell) calculated for the preceding hour in the same type of Period (On-Peak or Off-Peak).

         R2 = (PBuy Revenue + PSell Revenue)/(PBuy + PSell) calculated for the hour preceding the R1 hour in the same type of Period (On-Peak or Off-Peak).

         R3 = (PBuy Revenue + PSell Revenue)/(PBuy + PSell) calculated for the hour preceding the R2 hour in the same type of Period (On-Peak or Off-Peak).

         R4 = (PBuy Revenue + PSell Revenue)/(PBuy + PSell) calculated for the hour preceding the R3 hour in the same type of Period (On-Peak or Off-Peak).

         If, in any of the four preceding hours, PBuy and PSell both equal zero, then NYSEG shall use data from the hour preceding that hour to calculate RAVG.

         6.4      Hourly Correction.

                  6.4.1 If, after receiving the billing statement described in
         Section 9.1, an Owner believes that (a) the revenue received in any hour (in which that Owner's TS was between the aggregate of that Owner's EDC-Hi and EDC-Low Limits) for that Owner's sales pursuant to this Agreement is less than that Owner's incremental cost for those same sales, or (b) the charge incurred in any hour (in which that Owner's TS was between the aggregate of that Owner's EDC-Hi and EDC-Low Limits) for that Owner's purchases pursuant to this Agreement is greater than that Owner's incremental cost for those same purchases, then that Owner may request that NYSEG review the billing data for that hour. Owner shall provide to NYSEG the data and results of Production Cost calculations described below for the hour(s) in question. NYSEG, upon request of the Owner, shall review said data and calculations. If NYSEG's review confirms the Owner's findings, NYSEG shall compensate that Owner for the difference in cost as described below.

                  6.4.2 Owner As A Net Seller: If, in the aggregate of all the Owner's Generators, the Owner was a net seller of Energy in the hour in question, and the Owner's PC-IBPS for that hour was greater than the Owner's PC-TSA for that hour, then NYSEG shall calculate the amount to be paid to that Owner as follows:

         HOURLY CORRECTION = PC-IBPS - PC-TSA - DOLLARS RECEIVED
Where:
         "PC" or "PRODUCTION COST" shall mean the cost, at a specific Unit output level, calculated using the incremental cost curve submitted by each Owner to NYPP in accordance with Appendix A.

         "PC-IBPS" shall mean the sum of the Production Costs for each of an Owner's Generator Units, in a specific hour, measured at each Unit's Integrated Base Point Signal and calculated in accordance with Section 5.1.1.

         "PC-TSA" shall mean the sum of the Production Costs for each of an Owner's Generator Units, in a specific hour, measured at the TSA calculated in accordance with Section 6.2.1(a).

         "DOLLARS RECEIVED" by an Owner shall be equal to (1) if Section 6.3.1 was used to settle, the amount calculated in Section 6.3.1(b)(ii)(2), or (2) if Section 6.3.2 was used to settle, the sum of the amounts calculated in Sections 6.3.2.(a)(i) and 6.3.2(b)(ii)(1).

                  6.4.3 Owner As A Net Buyer: If, in the aggregate of all the Owner's Generators, the Owner was a net buyer of Energy in the hour in question, and the Owner's PC-TSA for that hour was greater than the Owner's PC-IBPS for that hour, then NYSEG shall calculate the amount to be paid to that Owner as follows:

                  HOURLY CORRECTION = PC-IBPS - PC-TSA + DOLLARS PAID

 Where:

         "DOLLARS PAID" by Owner shall be equal to (1) if Section 6.3.1 was used to settle, the sum of the amounts calculated in Section 6.3.1(a)(ii) and 6.3.1(b)(ii)(1), or (2) if Section 6.3.2 was used to settle, the amount calculated in Section 6.3.2.b(ii)(2).

SECTION 7 - OPERATING CAPACITY CHARGES AND PAYMENTS

         7.1 NYSEG shall allocate among the Parties all capacity-related costs incurred or revenues received by NYSEG for transactions with the NYPP conducted under this Agreement ("Capacity Revenues and Charges"), as described in Section 4, according to each Owner's contribution to the transactions described in this
Section 7.

         7.2 All settlements of Capacity Revenues and Charges among the Parties will be made in cash and in accordance with the procedures described in this
Section 7 and Section 9.

         7.3 All settlements with NYPP will be made by NYSEG in accordance with the NYPP Agreement and NYPP rules and procedures.

         7.4      Calculation of Operating Capacity Billing Units.

                  7.4.1 NYSEG shall calculate each Owner's Operating Capacity surplus ("OwnerOpCapSurplus") or Operating Capacity shortage
("OwnerOpCapShortage") for each hour in each billing month as follows:

                  (a) Where the sum of the Operating Capacity of each of an Owner's Generators, measured in MW, in a specific hour ("OwnerOpCap"), is greater than the sum of the Operating Capacity scheduled to be sold pursuant to that Owner's TS or required by NYPP in that specific hour, that Owner shall be credited the difference as OwnerOpCapSurplus.

                  (b) Where the sum of the Operating Capacity of each of an Owner's Generators, measured in MW, in a specific hour ("OwnerOpCap"), is less than the sum of the Operating Capacity scheduled to be sold pursuant to that Owner's TS in that specific hour, that Owner shall be debited the difference as OwnerOpCapShortage.

                  7.4.2 NYSEG shall calculate NYSEG's Operating Capacity billing units associated with NYSEG's sales and purchase, in MWh, for each hour in each billing month, using the following equation:

TRANSACTION = NYSEGOPCAPRESOURCES - OPCAPSALES - RETAIL LOAD OPCAP - RESERVE REQUIREMENT

Where:

         NYSEGOPCAPRESOURCES is the sum, measured in MW as calculated by NYSEG, in a specific hour in a billing month, of (a) the Operating Capacity actually made available by non-utility generators (excluding station service) under contract with NYSEG to supply Operating Capacity, (b) the Operating Capacity actually made available by generators owned or operated, in whole or in part, by NYSEG, and (c) the Operating Capacity associated with NYSEG's wholesale purchases of Operating Capacity from other entities.

         OPCAPSALES is the sum, measured in MW as calculated by NYSEG, in a specific hour in a billing month, of Operating Capacity sales made at wholesale by NYSEG.

         RETAIL LOAD OPCAP is the sum, measured in MW as calculated by NYSEG, in a specific hour in a billing month, of Operating Capacity needed to support NYSEG's retail load

         TRANSACTION is the amount Operating Capacity, in MW, in a specific hour in a billing month, either (a) purchased by NYSEG, if the amount is negative ("OpCapShortage"), or (b) sold by NYSEG, if the amount is positive ("OpCapSurplus").

         RESERVE REQUIREMENT is NYSEG's operating capacity reserve requirement as determined by NYPP.

         7.5      Allocation of Operating Capacity Revenues and Charges.

                  7.5.1 If NYPP charges NYSEG for operating capacity purchase, that charge shall be allocated among the Parties for payment in an amount proportional to each Party's contribution to capacity deficiency as follows:

         PARTY'S SHARE = CHARGE X (PARTY'S OPCAPSHORTAGE/TOTAL OPCAPSHORTAGE)

Where:

         CHARGE is the amount, in dollars, owed to NYPP for capacity purchases for each hour.

         TOTAL OPCAPSHORTAGE is the amount of capacity, as determined by NYPP, that NYSEG purchased from NYPP for each hour.

                  7.5.2 If NYYP pays NYSEG revenues for operating capacity sales, that revenue shall be allocated among the Parties in an amount proportional to each Parties contribution to capacity surplus as follows:

         PARTY'S SHARE = REVENUE X (PARTY'S OPCAPSURPLUS/TOTAL OPCAPSURPLUS)

Where:

         REVENUE is the amount, in dollars, received by NYPP for operating capacity sales.

         TOTAL OPCAPSURPLUS is the amount of capacity, as determined by NYPP, that NYSEG sold to NYPP.

SECTION  8 - OTHER CHARGES

         8.1 RESERVED.

         8.2      Gross Receipts Tax.

         If NYSEG is assessed a gross receipts tax for any transaction it undertakes on behalf of an Owner, NYSEG shall bill that Owner and that Owner shall pay the tax in accordance with the procedures described in Section 9.

         8.3      Other Charges.

         Any cost associated with NYSEG's transactions with NYPP under this Agreement that may be reasonably allocated to a specific Party shall be allocated to that Party, and that Party shall pay NYSEG for that allocable cost. Costs incurred by NYSEG that are not allocable to a specific Party(s) shall be apportioned evenly among all Parties, and each Party shall pay NYSEG for that allocable cost.

         8.4      Service Charge.

         Each Owner shall pay to NYSEG a one time service fee of $15,000 within ten (10) days of the Transfer Date of this Agreement as described in Section 3. Said payment will constitute all payments required by each Owner for the billing and ECC related services rendered by NYSEG hereunder.

SECTION 9 - BILLING AND PAYMENT

         9.1 Unless otherwise agreed, NYSEG shall send each Owner a statement showing charges due from or payments due to the Owner, or both, as calculated in accordance with this Agreement, for the preceding billing month, on or before the later of (a) the fifteenth (15th) day of each month or (b) ten (10) days after NYSEG receives a statement from NYPP.

         9.2 Subject to Section 9.3, each Party that is obligated to make a payment under this Agreement shall do so by wire transfer to the receiving party's bank on or before the later of (i) ten (10) days after receipt of the statement rendered by NYSEG, or (ii) on the first banking day common to the Parties following the nineteenth (19th) day of the month in which NYSEG rendered its statement. Payments received after the due date shall bear interest at the annual rate of one (1) percentage point over the interest rate on prime commercial loans then in effect at the main office of Chase Manhattan Bank, N.A., located in New York, N.Y. calculated from the due date of the invoice to the date of payment. Bills may be based in part on estimates. Each such statement shall be subject to correction or adjustment within a reasonable period not to exceed twenty-four (24) months for any errors in arithmetic, computation, or estimates made by NYSEG, an Owner or NYPP. Nothing herein precludes the Owners or NYSEG from partial settlement on the estimated statement before the aforementioned deadline.

         9.3 NYSEG shall make payments due to the Owners resulting from transactions between the Parties and NYPP as soon as practicable but no later then five (5) days after NYSEG receives those revenues from NYPP.

         9.4 If two Parties are required to pay an amount to each other in the same billing month under a provision of this Agreement or any other agreement between the two Parties, then such amounts shall be aggregated and those Parties shall discharge their obligations to pay through netting, in which case the Party, if any, owing the greater amount shall pay to the other Party the difference between the amounts owed. Each Party reserves all rights, setoffs, counterclaims, and other remedies and defenses which such Party has or may be entitled to arising from or out of this Agreement or arising at law or in equity. All transactions and the obligations to make payment in connection therewith or under this Agreement, or any other agreements between these Parties, may be offset against each other, set off, or recouped therefrom.

SECTION 10 - CONFIDENTIALITY

         10.1     Confidentiality of NYSEG.

         Each Owner consents to provide the information required pursuant to this Agreement to NYSEG, including the employees in NYSEG's energy trading department and the energy control center. NYSEG shall hold in confidence from all non-Owners, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by an Owner in connection with this Agreement. Except to the extent that such information or documents are (a) generally available to the public other than as a result of a disclosure by NYSEG, (b) available to NYSEG on a non-confidential basis prior to disclosure to NYSEG by an Owner, or (c) available to NYSEG on a non-confidential basis from a source other than an Owner, provided that such is not known by NYSEG to be bound by a confidentiality agreement with the Owner or otherwise prohibited from transmitting the information to NYSEG by a contractual, legal or fiduciary obligation, NYSEG shall not release or disclose such information to any other person, except to its employees that need-to-know, in connection with this Agreement without first having advised those persons of the confidentiality provisions of this Section 10.1 and having obtained their written agreement to comply with said provisions. In no event shall such information be disclosed in violation of the requirements of FERC Order Nos. 889 and 889-A, and any successor thereto. NYSEG shall promptly notify the Owner if it receives notice or otherwise concludes that the production of any information subject to this Section 10.1 is being sought under any provision of law. NYSEG may utilize information subject to this Section 10.1 in any proceeding under
Section 16. Notwithstanding this Section 10.1, NYSEG may communicate to NYPP any Owner-related information required by the NYPP Agreement, rules or procedures to coordinate Generator dispatch, schedule transactions or provide for billing.

         10.2     Confidentiality of Owners.

         Each Owner shall hold in confidence from all non-Parties, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by the NYSEG in connection with this Agreement. Except to the extent that such information or documents are (a) generally available to the public other than as a result of a disclosure by an Owner, (b) available to an Owner on a non-confidential basis prior to disclosure to an Owner by NYSEG, or (c) available to an Owner on a non-confidential basis from a source other than NYSEG, provided that such is not known by the Owner to be bound by a confidentiality agreement with NYSEG or otherwise prohibited from transmitting the information to an Owner by a contractual, legal or fiduciary obligation, an Owner shall not release or disclose such information to any other person, except to its employees that need-to-know, in connection with this Agreement without first having advised those persons of the confidentiality provisions of this Section
10.2 and having obtained their written agreement to comply with said provisions. In no event shall such information be disclosed in violation of the requirements of FERC Order Nos. 889 and 889-A, and any successor thereto. Each Owner shall promptly notify NYSEG if it receives notice or otherwise concludes that the production of any information subject to this Section 10.2 is being sought under any provision of law. An Owner may utilize information subject to this Section
10.2 in any proceeding under Section 16.

         10.3     Confidentiality of Audits.

         Subject to Sections 10.1 and 10.2, any Party may request that another Party provide, within 10 days of such a request, information reasonably necessary to audit scheduling of transactions or the construction of bills. Such requests shall be in writing.

         10.4     Remedies.

         The Parties agree that monetary damages would be inadequate to compensate a Party for another Party's breach of its obligations under this
Section 10. Each Party accordingly agrees, subject to Section 21, that Parties shall be entitled to equitable relief, by way of injunction or otherwise, if any other Parties breaches or threatens to breach its obligations under this Section 10, which equitable relief shall be granted without bond or proof of damages, and the receiving Party shall not plead in defense that there would be an adequate remedy at law.

SECTION 11 - EVENTS OF DEFAULT

         11.1 Any one of the following shall constitute an event of default under this Agreement:

                  11.1.1 The failure to pay any amount when due;

                  11.1.2 The failure of either Owner to comply with any or all of the scheduling or operational requirements described in Sections 4 and 5;

                  11.1.3 A breach of a material term or condition of this Agreement, including but not limited to any material breach of a representation, warranty or covenant made in this Agreement, including the Appendices;

                  11.1.4 A Failure by a Party to provide any required schedule, report or notice hereunder, which failure is not cured within thirty (30) days after notice to the defaulting Party;

                  11.1.5 The appointment of a receiver or liquidator or trustee for either Party or of any property of a Party, and such receiver, liquidator or trustee is not discharged within sixty (60) days;

                  11.1.6 The entry of a decree adjudicating a Party or any substantial part of the property of a Party bankrupt or insolvent, and such decree is continued undischarged and unstayed for a period of sixty (60) days; or

                  11.1.7 The filing of a voluntary petition in bankruptcy under any provision of any Federal or state bankruptcy law by a Party.

         11.2 Notwithstanding Section 11.1, NYSEG's failure to communicate information provided by an Owner to NYPP shall not constitute an event of default under this Agreement.

         11.3 (a) Upon the occurrence of an event of default, the Party not in default ("Non-Defaulting Party") may give written notice of the event of default to the Defaulting Party. Such notice shall set forth, in reasonable detail, the nature of the event of default and, where known and applicable, the steps necessary to cure such default. Except with respect to a payment default as described in Section 11.1.1, the Defaulting Party shall have thirty (30) days following receipt of such notice to (i) cure such default, or (ii) commence in good faith all such steps as are reasonable and appropriate to cure such default in the event such default cannot, in the reasonable judgment of the Non-Defaulting Party, be completely cured within such thirty (30) day period. With respect to the payment default, described in Section 11.1.1, the Defaulting Party shall have ten (10) days from receipt of such default notice to cure such default.

              (b) If the Defaulting Party fails to cure such default or take such steps as provided under subparagraph (a) above, the Non-Defaulting Party may terminate this Agreement with respect to the Defaulting Party by providing written notice to the Party in default thereof. This Agreement shall thereupon terminate as between the Defaulting Party and the Non-Defaulting Party, and the Non-Defaulting Party may exercise all such rights and remedies as may be available under this Agreement, or at law or in equity. This Agreement will remain in full force and effect with respect to NYSEG and the Party that was neither the Defaulting Party nor the Non-Defaulting Party. Termination of this Agreement as to an Owner will result in that Owner being unable to buy, sell or schedule energy through NYPP utilizing NYSEG's membership.

              (c) If this Agreement is terminated because of default, NYSEG shall have the following rights with respect to the Defaulting Party, or if NYSEG, with respect to the Party terminating this Agreement: (i) NYSEG may recover and such other Party shall pay any and all costs that NYSEG incurs that are associated with such other Party's transactions associated with that Party's Generators including, without limitation, NYPP charges assessed against NYSEG for purchases of supplemental capacity and energy; and (ii) NYSEG may remove such other Party's Generators from NYSEG's control area. NYSEG's rights and such other Party's obligations under this Section 11.3(c) shall continue in full force and effect regardless of whether this Agreement expires, terminates or is cancelled.

             (d) Notwithstanding the foregoing, upon the occurrence of an event of default, the Non-Defaulting Party shall be entitled to commence an action to require the Defaulting Party to remedy such default and specifically perform its duties and obligations hereunder in accordance with the terms and conditions hereof.

         11.4 If either Owner fails to perform any obligation under this Agreement, NYSEG may cure the default, and any funds expended to effect such cure shall be due and payable on demand together with interest at the prime rate.

SECTION 12 - PARTY'S INDEMNIFICATION

         A. Owners' Responsibility To Indemnify NYSEG.

Each Owner shall indemnify, hold harmless, and defend NYSEG, its parent, Affiliates, and successors (each an "Owner Indemnitee"), and their respective officers, directors, employees, agents, subcontractors, and successors, from and against any and all claims, demands, liabilities, costs, losses, judgments, damages, and expenses (including, without limitation, reasonable attorney and expert fees and reasonable disbursements in connection therewith (each a "Loss") for damage to property, injury to or death of any person, including NYSEG's employees, a third party's employees, or any third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by such Owner or its officers, directors, employees, agents, contractors, and subcontractors arising out of or connected with this Agreement.

         A. NYSEG's Responsibility To Indemnify Owners.

NYSEG shall indemnify, hold harmless, and defend the Owners, their parents, Affiliates, and successors, and their respective officers, directors, employees, agents, subcontractors, and successors (each a "NYSEG Indemnitee"), from and against any and all losses for damage to property, injury to or death of any person, including such Owner's employees, a third party's employees, or any third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by NYSEG or its officers, directors, employees, agents, contractors, and subcontractors arising out of or connected with this Agreement.

         12.3     Indemnification Procedures.

         If any NYSEG Indemnitee or Owner Indemnitee intends to seek indemnification under this Section 12, it shall give the party from whom indemnification is sought (an "Indemnifying Party") notice of such a claim within ninety (90) days of the commencement of, or such Indemnitee's actual notice of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the claim that has been, or may be sustained by, said Indemnitee. To the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement.

         12.4     Survival.

         The indemnification obligations of each Party under this Section 12 shall survive the expiration, termination or cancellation of this Agreement with respect to those acts or omissions that occur during the term of this Agreement for a period of six (6) years after such expiration, termination or cancellation. Such obligations shall not be limited in any way by any limitation on insurance, by the amount or types of damages, or by any compensation or benefits payable by the parties under Worker's Compensation Acts, disability benefit acts or other employee acts, or otherwise.

SECTION 13 - CREDITWORTHINESS

         13.1 AES Eastern Energy, L.P. shall provide NYSEG with one or more irrevocable standby letters of credit issued by a bank authorized to do business in New York State with a minimum A (Standard and Poor's), or A2 (Moody's) long-term unsecured debt rating for the period described in Section 13.3. The first letter of credit shall be for the amount of $100,000.00. If either AES Creative Resources, L.P.'s or AES Eastern Energy, L.P.'s transactions under this Agreement result in charges in any month that exceed $75,000.00 or if NYSEG withdraws more than $75,000.00 pursuant to a specific letter of credit as reimbursement for charges arising under this Agreement, AES Eastern Energy, L.P. shall issue to NYSEG, in addition to the first letter of credit, additional letter(s) of credit that meet or exceed the criteria specified above, in an amount, calculated by NYSEG, equal to twenty-five percent (25%) of the charges expected to be incurred by both AES Creative Resources, L.P. and AES Eastern Energy, L.P. for transactions under this Agreement for the term of this Agreement.

         13.2 EME shall provide NYSEG with one or more irrevocable standby letters of credit issued by a bank authorized to do business in New York State with a minimum A (Standard and Poor's), or A2 (Moody's) long-term unsecured debt rating for the period described in Section 13.3. The first letter of credit shall be for the amount of $100,000.00. If EME's transactions under this Agreement result in charges in any month that exceed $75,000.00 or if NYSEG withdraws more than $75,000.00 pursuant to a specific letter of credit as reimbursement for charges arising under this Agreement, EME shall issue to NYSEG, in addition to the first letter of credit, additional letter(s) of credit that meet or exceed the criteria specified above, in an amount, calculated by NYSEG, equal to twenty-five percent (25%) of the charges expected to be incurred by EME for transactions under this Agreement for the term of this Agreement.

          13.3 Each Owner shall provide and maintain in effect the instrument of creditworthiness described in Sections 13.1 and 13.2 for the term of this Agreement and such additional time until all accounts between NYSEG, NYPP and the other Parties related to the transactions conducted under this Agreement are settled and closed.

SECTION 14 - FORCE MAJEURE

         14.1 Notwithstanding anything in this Agreement to the contrary, no Party shall be liable in damages, or otherwise responsible to another Party, for its failure to carry out any of its obligations under this Agreement, other than any obligation to pay an amount when due, if and only to the extent that it is unable to so perform or is prevented from performing by an event of force majeure.

         14.2 The term "force majeure" as used herein means those causes beyond the reasonable control of the Party affected, which by the exercise of reasonable diligence, including Good Utility Practice, that Party is unable to prevent, avoid, mitigate or overcome, including the following: any act of God, labor disturbance (including a strike, or other labor dispute), act of the public enemy, war, insurrection, fire, riot, storm or flood, explosion, solar magnetic or other electrical system disturbance, order, regulation or restriction imposed by governmental, military or lawfully-established civilian authorities, or any other cause of a similar nature beyond a Party's reasonable control.

         14.3 If a Party shall rely on the occurrence of an event or condition described above as a basis for being excused from performance of its obligations under this Agreement, then the Party relying on the event or condition shall:
(a) provide prompt written notice of such event of force majeure or condition to the other Parties affected giving a detailed written explanation of the event, including an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts in accordance with Good Utility Practice to continue to perform its obligations under this Agreement; (c) expeditiously take reasonable action to correct or cure the event or condition excusing performance; provided, however, that settlement of labor disputes will be completely within the sole discretion of the Party affected by such labor dispute; (d) exercise all reasonable efforts to mitigate or limit damages to the other Parties; and (e) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance.

SECTION 15 - LABOR RELATIONS

The Parties agree to notify immediately any and all other Parties by telephone, and then in writing, of any labor dispute (including a strike) or anticipated labor dispute of which its management has actual knowledge that may reasonably be expected to affect the operations of any or all of the other Parties with respect to this Agreement.

SECTION 16 - DISPUTE RESOLUTION

         16.1 Any disagreement between the Parties as to their rights and obligations under this Agreement shall first be addressed by the Parties affected. In the event that the Parties' representatives are unable in good faith to resolve their disagreement satisfactorily, they shall refer the matter to their respective senior management. If after using their good faith, best efforts to try to resolve the dispute, senior management cannot resolve the dispute in thirty (30) days, any Party involved in the dispute may exercise any right or remedy available under this Agreement, at law or in equity.

         16.2 Nothing in this Section 16 shall restrict the right of any Party to file a complaint with the FERC under relevant provisions of the Federal Power Act.

SECTION  17 - REPRESENTATIONS

         17.1 Representations of NYSEG.

         NYSEG represents and warrants to the Parties as follows:

                  17.1.1 Organization.

                  NYSEG is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, and NYSEG has the requisite corporate power and authority to carry on its business as now being conducted.

                  17.1.2   Authority Relative to this Agreement.

                  NYSEG has the requisite power and authority to execute and deliver this Agreement and, subject to receipt of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by all required corporate action. The Agreement has been duly and validly executed and delivered by NYSEG and, assuming that it is duly and validly executed and delivered by the Owners, constitutes a legal, valid and binding agreement of NYSEG enforceable in accordance with its terms except to the extent such enforceability is affected by general principles of equity or bank or insurance law.

                  17.1.3   Regulatory Approval.

                  NYSEG has obtained any and all approvals of, and given any notices to, any public authority that are required for NYSEG to execute, deliver, and perform its obligations under this Agreement.

                  17.1.4   Compliance With Law.

                  NYSEG represents and warrants that it is not in violation of any applicable law, statute, order, rule, regulation promulgated or judgment entered or entered by any Federal, state, or local governmental authority, which violation would affect NYSEG's performance of its obligations under this Agreement. NYSEG represents and warrants that it will comply with all applicable material laws, rules, regulations, codes, and standards of all Federal, state, and local governmental agencies having jurisdiction over NYSEG or this Agreement.

         17.2     Representations of AES

         Each of AES Eastern Energy, L.P., and AES Creative Resources, L.P. represents and warrants to the Parties as follows:

                  17.2.1   Organization.

                  It is a limited partnership organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite power and authority to carry on its business as now being conducted.

                  17.2.2   Authority Relative to this Agreement.

                  It has the requisite power and authority to execute and deliver this Agreement and, subject to the receipt of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by all required action. This Agreement has been duly and validly executed and delivered by AES Eastern Energy, L. P. and AES Creative Resources, L.P. and, assuming that it is duly and validly executed and delivered by the other Parties, constitutes a legal, valid and binding agreement of AES Eastern Energy, L.P. or AES Creative Resources, L.P. (as the case may be) enforceable in accordance with its terms except to the extent such enforceability is affected by general principles of equity or bank or insurance law.

                  17.2.3   Regulatory Approval.

                  It has obtained any and all approvals of, and given any notices to, any public authority that are required to execute, deliver, and perform its obligations under this Agreement.

                  17.2.4   Compliance With Law.

                  It is not in violation of any applicable law, statute, order, rule, regulation or judgment promulgated or entered by any Federal, state, or local governmental authority, which violation would affect it's performance of its obligations under this Agreement. It represents and warrants that it will comply with all applicable material laws, rules, regulations, codes, and standards of all Federal, state, and local governmental agencies having jurisdiction over it or this Agreement.

         17.3     Representations of EME.

         EME represents and warrants to NYSEG as follows:

                  17.3.1   Organization.

                  EME is a Pennsylvania limited partnership organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania, and EME has the requisite power and authority to carry on its business as now being conducted.

                  17.3.2   Authority Relative to this Agreement.

                  EME has the requisite power and authority to execute and deliver this Agreement and, subject to the receipt of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by all required action. This Agreement has been duly and validly executed and delivered by EME and, assuming that it is duly and validly executed and delivered by the other Parties, constitutes a legal, valid and binding agreement of EME enforceable in accordance with its terms except to the extent such enforceability is affected by general principles of equity or bank or insurance law.

                  17.3.3   Regulatory Approval.

                  EME has obtained any and all approvals of, and given any notices to, any public authority that are required for EME to execute, deliver, and perform its obligations under this Agreement.

                  17.3.4   Compliance With Law.

                  EME is not in violation of any applicable law, statute, order, rule, regulation or judgment promulgated or entered by any Federal, state, or local governmental authority, which violation would affect EME's performance of its obligations under this Agreement. EME represents and warrants that it will comply with all applicable material laws, rules, regulations, codes, and standards of all Federal, state, and local governmental agencies having jurisdiction over EME or this Agreement.

SECTION 18 - ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

         18.1 This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, subject to Section 18.2, by any Party hereto, whether by operation of law or otherwise, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld. Any assignment of this Agreement in violation of the foregoing shall be, at the option of the non-assigning Parties, void.

         18.2 NYSEG shall have the right to assign, without the consent of either Owner, its rights and obligations under this Agreement to an Affiliate of NYSEG that owns the transmission system. Each Owner shall have the right to assign, without the consent of NYSEG or the other Owner, its rights and obligations under this Agreement to an Affiliate of that Owner that owns one or more of the Generators, or to a trustee, lending institutions or other party for purposes of financing or refinancing that Owner's Generators. Notwithstanding an Owner's right to assign this Agreement, that Owner shall maintain the instrument of creditworthiness described in Section 13 (Creditworthiness) in effect for the period described in Section 13.3.

         18.3 No assignment under this Agreement by a Party shall relieve that Party from liability and financial responsibility for the performance thereof after any such assignment unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of that Party under this Agreement and the non-assigning Parties have consented in their reasonable discretion in writing to such assumption and to a release of the assigning Party from such liability.

SECTION 19 - SUBCONTRACTORS

         19.1 Nothing in this Agreement shall prevent a Party from utilizing the services of such subcontractors as it deems appropriate to perform its obligations under this Agreement; provided, however, that each Party shall require its subcontractors to comply with all applicable terms and conditions of this Agreement in providing such services.

         19.2 The creation of any subcontractor relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Subject to
Section 21, each Party shall be fully responsible to the other Parties for the acts and/or omissions of any subcontractor it hires as if no subcontract had been made. Any applicable obligation imposed by this Agreement upon a Party shall be equally binding upon, and shall be construed as having application to, any subcontractor of such Party.

SECTION 20 - INDEPENDENT CONTRACTOR STATUS

Subject to Section 4.2.3, nothing in this Agreement shall be construed as creating any relationship between NYSEG and the Owners other than that of independent contractors.

SECTION 21 - LIMITATION OF LIABILITY

         21.1 Except for indemnity obligations set forth in Section 12, no Party, nor their respective officers, directors, agents, employees, parents, affiliates, successors or assigns shall be liable to any other Party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors or assigns for claims, suits, actions or causes of action or otherwise for incidental, punitive, special, indirect, multiple or consequential damages (including, without limitation, attorney's fees or litigation costs) connected with, or resulting from, performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including, without limitation, any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability. The provisions of this Section 21 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

         21.2 NYSEG will exercise good faith in its attempts to communicate scheduling information between the NYPP and the Owners as described in Section
14. NYSEG shall not,
absent its gross negligence or intentional misconduct, be liable to any Owner or any other party for any damages whatsoever associated with communicating scheduling information, including without limitation damages that result, directly or indirectly, from (a) NYSEG's failure to timely communicate scheduling information to the NYPP or (b) NYPP's failure to act upon or accept scheduling information communicated by NYSEG. For the purpose of this Section, scheduling information shall mean any information required to satisfy a Transaction Schedule including, without limitation, the information required in Appendices A, B, and C.

SECTION 22 - NOTICES

         22.1 On or prior to its respective Transfer Date, each Owner shall indicate to NYSEG, and NYSEG shall indicate to each Owner, by notice, the appropriate person and their telephone numbers during each eight-hour work shift to contact in the event of an Emergency, a scheduled or forced interruption, or reduction in services. The notice last received by a Party shall be effective until modified in writing by the other Party.

         22.2 Except as otherwise provided herein, all notices, requests, claims, demands, invoices, and other communications hereunder shall be in writing and shall be given (and except as otherwise expressly provided herein, will be deemed to have been duly given if so given) by hand delivery, cable, telecopy (confirmed in writing) or telex, or by mail (registered or certified, postage prepaid) to the respective Parties as follows:

                                 New York State Electric & Gas Corporation
                                 Corporate Drive
                                 Kirkwood Industrial Park
                                 Binghamton, New York   13902-5225
                                 Attn: Denis E. Wickham, Senior Vice President Energy Operating Services

                                 AES Eastern Energy, L.P. and
                                 AES Creative Resources, L.P.
                                 1002 North 19th Street
                                 Arlington, Virginia 22209
                                 Attn:   Russ Forsythe

                                 EME Homer City Generation L.P.
                                 18101 Von Karman Ave., Suite 1700
                                 Irvine, California 92612-1046
                                 Attn:   Kenneth Lackey
                                         Director of Bulk Power Operations

or such other address as is furnished in writing by such Party; and any such notice or communication shall be deemed to have been given as of the date so mailed.

SECTION 23 - HEADINGS

The descriptive headings of the Sections of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

SECTION 24 - WAIVER

Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, responsibility, covenant, agreement or condition herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent failure of the first Party to comply with such obligation, responsibility, covenant, agreement or condition.

SECTION 25 - COUNTERPARTS

This Agreement may be executed in two or more counterparts, all of which will be considered one and the same Agreement, and each of which shall be deemed an original.

SECTION 26 - GOVERNING LAW

         26.1     Laws and Regulations.

This Agreement and all rights, obligations, and performances of the Parties hereunder, are subject to all applicable Federal and state laws, and to all duly-promulgated orders and other duly-authorized action of governmental authorities having jurisdiction.

         26.2 When not in conflict with or preempted by Federal law, this Agreement will be governed by and construed in accordance with the law of the State of New York, without giving effect to the conflict of law principles thereof. Except for those matters covered in this Agreement that are jurisdictional to the FERC or the appellate courts having jurisdiction over FERC matters, any action arising out of or concerning this Agreement must be brought in the Federal or state courts of the State of New York. The Parties hereby consent to the exclusive jurisdiction of the State of New York for the purpose of hearing and determining any action not preempted by Federal law or not within the jurisdiction of the FERC.

SECTION 27 - SEVERABILITY

If any of the provisions of this Agreement are held to be unenforceable or invalid by any court or regulatory authority of competent jurisdiction, the Parties shall, to the extent reasonably possible, negotiate an equitable adjustment to the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions hereof shall not be affected by such holding.

SECTION 28 - AMENDMENT

         28.1 The rates, terms, and conditions contained in this Agreement are not subject to change under Sections 205 or 206 of the Federal Power Act, as either section may be amended or superseded, absent the mutual written agreement of all Parties. This Section 28, to the maximum extent permitted by law, prohibits any change to the rates, terms, and conditions in this Agreement, regardless of whether such change is sought (a) by the FERC acting sua sponte on behalf of a Party or third party, (b) by a Party, (c) by a third party, or (d) in any other manner.

         28.2 This Agreement may be amended, modified or supplemented only by written agreement of all Parties.

SECTION 29 - ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the Parties, and supersedes any and all previous understandings, oral or written, which pertain to the subject matter contained herein or therein except for the provisions of the Interconnection Agreements, respectively. AES and EME agree and acknowledge that this Agreement is consistent with the provisions of Sections 4.2.1.5 and 4.2.1.6, respectively, of the Interconnection Agreements, and that the settlement methodology embodied in this Agreement satisfies the criterion set forth in subsection (2) of each such Section 4.2.1.5 and 4.2.1.6.

SECTION 30 - NO THIRD PARTY BENEFICIARIES

         Nothing in this Agreement, express or implied, is intended to confer on any person, other than the Parties, any rights or remedies under or by reason of this Agreement.

SECTION 31 - FURTHER ASSURANCES

The Parties hereto agree to execute and deliver promptly, at the expense of the Party requesting such action, any and all other and further information, instruments, and documents that may be reasonably requested in order to effectuate the transactions contemplated hereby, including but not limited to, such instruments or documents to establish, if necessary, an alternative arrangement, for access to services under this Agreement.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first written above.


         New York State Electric & Gas Corporation


         ----------------------------------
         Denis E. Wickham
         Senior Vice President
         Date:


         AES Eastern Energy, L.P.
         by its General Partner, AES NY, L.L.C.


         ----------------------------------
         Dan Rothaupt
         President AES NY, L.L.C.
         Date:


         AES Creative Resources, L.P.
         by its General Partner, AES NY, L.L.C.


         ----------------------------------
         Dan Rothaupt
         President AES NY, L.L.C.
         Date:


         EME Homer City Generation L.P.
         by its general partner, Mission Energy Westside, Inc.


         ----------------------------------
         Sam C. Henry
         Vice President - Mission Energy Westside, Inc.
         Date:

APPENDIX A - DAILY SCHEDULING INFORMATION

Content                 Format             Frequency               Method          Restrictions
Transaction and Loss    To be provided     Daily for next          Email
Schedule                by NYSEG           business day



Unit Loading            To be provided     Daily for next          Email           The sum of the Unit Load Schedules
Schedule                by NYSEG           business day                            must equal the total TS.



NERC Transaction Tag    To be provided     Daily for next          Email/Fax
                        by NYSEG           business day



Operating Capacity      To be provided     Daily for next          Email           The sum of the Unit Operating
Schedule                by NYSEG           business day                            Capacity schedules must equal the
                                                                                   total TS Operating Capacity.

Unit Inadvertent        To be provided     Daily for next          Email
Payback                 by NYSEG           business day
Schedule

APPENDIX B - NYPP DATA REQUIREMENTS FOR EACH UNIT

Content                                 Format                   Frequency       Method
Generator EDC-Hi Limit                  MW value                 Note 1          Phone

Generator EDC-Low Limit                 MW value                 Note 1          Phone

Generator Operational High Limit        MW value                 As required     Phone

Generator Operational Low Limit         MW value                 Monthly         Email

Generator On/Off Line                   On/Off                   As required     RTU to ECS

Generator On/Off Dispatch               On/Off                   As required     Phone

Generator Available/                    Available/ Unavailable   As required     Phone
Unavailable

Fuel Status                             The status of the        As required     Phone, Fax or Email
                                        Generator Fuel Cost
                                        being used (1, 2 or 3)

Generator On/Off Control                On/Off                   As required     Phone

Generator Fuel Cost                     $/MMBTU                  As required     Phone, Fax or Email

Operation Factor                                                 Monthly         Phone, Fax or Email

10 Minute Reserve Curve                 MW value                 Monthly         Phone, Fax or Email

Operating Reserve Curve                 MW value                 Monthly         Phone, Fax or Email

Incremental Heat Rate Curve             MMBTU/MWh                Monthly         Phone, Fax or Email

Generator Unit Response Rate On         MW/minute                As required     Phone
Dispatch

Generator Response Rate Reserve         MW/minute                Monthly         Phone, Fax or Email
Pick-up

Generator Unit Minimum Fuel             MMBTU/h                  Monthly         Phone, Fax or Email


NOTE 1 = INITIALLY AND WHENEVER CHANGED


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
APPENDIX C - INFORMATION PROVIDED TO OWNER(S)

Content                            Format              Frequency                   Method              Restrictions
Unit Inadvertent                   To be provided by   Daily for each of           Email
                                   NYSEG               previous day

NYPP Energy Transaction and        To be provided by   Daily                       Electronically or
Billing                            NYSEG                                           by fax

NYPP Supplemental Capacity         To be provided by   Monthly                     Electronically or
Purchases                          NYSEG                                           by fax









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